Exhibit 99.1

January 29, 2014

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2013 Earnings

PORTLAND, Ore. — January 29, 2014 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $65.0 million, or $1.46 per diluted share for the fourth quarter of 2013, compared to net income of $38.4 million, or $0.87 per diluted share for the fourth quarter of 2012. After-tax net capital losses were $1.3 million for the fourth quarter of 2013, compared to $1.1 million for the fourth quarter of 2012.

Net income excluding after-tax net capital losses was $1.49 per diluted share for the fourth quarter of 2013, compared to $0.89 per diluted share for the fourth quarter of 2012 (see discussion of non-GAAP financial measures below). The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability and higher earnings in Asset Management for the fourth quarter of 2013.

“I am pleased with our fourth quarter and full year 2013 financial performance. In 2013, we saw strong earnings growth in Employee Benefits and record earnings in Individual Disability and Asset Management. I am proud of the efforts of our employees in implementing pricing actions, managing expenses and providing superior products and services to our customers,” said Greg Ness, chairman, president and chief executive officer. “I like the direction that we are headed as we begin 2014.”

2013 Results

Net income was $228.5 million, or $5.13 per diluted share for 2013, compared to net income of $138.5 million, or $3.12 per diluted share for 2012. After-tax net capital losses were $9.4 million for 2013, compared to $5.4 million for 2012.

Net income excluding after-tax net capital losses was $5.34 per diluted share for 2013, compared to $3.24 per diluted share for 2012. The increase was primarily due to more favorable claims experience in Employee Benefits, lower operating expenses as a result of expense management actions, and higher earnings in Asset Management for 2013. Operating expenses were reduced by $20.6 million or $0.30 per diluted share for the first half of 2013 due to the amendment of the Company’s postretirement medical plan.

The Company reported return on average equity, excluding after-tax net capital losses from net income and accumulated other comprehensive income (“AOCI”) from equity, of 12.3% for 2013, compared to 8.0% for 2012.

2014 Guidance

The Company’s 2014 guidance consists of the following expectations:

•	Employee Benefits premiums – Relatively flat premiums for 2014 compared to 2013;

•	Employee Benefits benefit ratio – Annual benefit ratio in the range of 77% to 79%;

•	Effective income tax rate – Effective income tax rate in the range of 25% to 26%; and

•	Share repurchases – Share repurchases in the range of $40 million to $80 million.

Based on the midpoint of the above ranges, the Company expects a return on average equity, excluding after-tax net capital gains and losses from net income and AOCI from equity, of approximately 11% and net income per diluted share excluding after-tax net capital gains and losses of approximately $5.15 per diluted share for 2014. Actual results may vary due to changes in the interest rate environment and other factors described in Forward-Looking Information below.

Business Segments

Insurance Services

Insurance Services reported income before income taxes of $83.9 million for the fourth quarter of 2013, compared to $48.0 million for the fourth quarter of 2012. The increase was primarily due to more favorable claims experience in Employee Benefits and Individual Disability, partially offset by lower Employee Benefits premiums and lower net investment income.

Insurance Services reported income before income taxes of $272.4 million for 2013, compared to $179.8 million for 2012. The increase was primarily due to more favorable claims experience in Employee Benefits, partially offset by lower Employee Benefits premiums and lower net investment income.

Employee Benefits

Employee Benefits premiums decreased 1.4% to $479.0 million for the fourth quarter of 2013 from $485.9 million for the fourth quarter of 2012. Employee Benefits premiums decreased 2.7% to $1.93 billion for 2013, compared to $1.98 billion for 2012. The decrease in premiums for the fourth quarter and full year 2013 was primarily due to lower Employee Benefits sales for 2013.

Experience rated refunds (“ERRs”) decreased Employee Benefits premiums by $1.1 million for the fourth quarter of 2013 and $0.7 million for the fourth quarter of 2012. ERRs decreased Employee Benefits premiums by $13.1 million for 2013 and increased Employee Benefits premiums by $4.0 million for 2012. Excluding ERRs, Employee Benefits premiums decreased 1.3% for the fourth quarter of 2013 compared to the fourth quarter of 2012 and decreased 1.9% for 2013 compared to 2012. ERRs represent a cost sharing arrangement with certain Employee Benefits contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Employee Benefits sales, reported as annualized new premiums, were $69.6 million for the fourth quarter of 2013, compared to $73.4 million for the fourth quarter of 2012 and $222.1 million for 2013, compared to $245.0 million for 2012. The decrease in Employee Benefits sales was primarily due to pricing competition as the Company continued to implement pricing actions on its long term disability business to address the impact of the elevated claims incidence and the continued low interest rate environment.

The discount rate used for newly established long term disability claim reserves was 3.75% for the fourth quarter of 2013, compared to 4.00% for the fourth quarter of 2012. The 25 basis point lower discount rate for the fourth quarter of 2013 resulted in a corresponding decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate was 4.33% for the fourth quarter of 2013, compared to 4.77% for the fourth quarter of 2012. The 12-month reserve interest margin between the Company’s new money rate and average reserve discount rate was 49 basis points for the fourth quarter of 2013, compared to 68 basis points for the fourth quarter of 2012.

The Employee Benefits benefit ratio, measured as benefits to policyholders and interest credited as a percentage of premiums, was 76.1% for the fourth quarter of 2013, compared to 83.7% for the fourth quarter of 2012. The 25 basis point lower discount rate used for newly established long term disability claim reserves increased the benefit ratio for the fourth quarter of 2013 by approximately 50 basis points. Excluding the effect of the lower discount rate, the benefit ratio improved approximately 810 basis points compared to the fourth quarter of 2012.

The annual Employee Benefits benefit ratio was 78.9% for 2013, compared to 83.9% for 2012. The decrease in the annual benefit ratio was primarily due to the ongoing pricing actions implemented on the Company’s long term disability business and an improvement in long term disability claims incidence. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

Individual Disability

Individual Disability premiums were $48.5 million for the fourth quarter of 2013, compared to $46.2 million for the fourth quarter of 2012 and $190.5 million for 2013, compared to $176.6 million for 2012.

The Individual Disability benefit ratio was 57.5% for the fourth quarter of 2013, compared to 73.8% for the fourth quarter of 2012. The annual Individual Disability benefit ratio was 63.9% for 2013, compared to 65.8% for 2012. Due to the relatively small size of the Individual Disability business, the benefit ratio generally fluctuates more on a quarterly basis and tends to be more stable when measured on an annual basis.

Asset Management

Asset Management reported income before income taxes of $19.5 million for the fourth quarter of 2013, compared to $16.3 million for the fourth quarter of 2012. The increase was primarily due to higher administrative fee revenues and spread margin as a result of the increase in assets under administration. In addition, bond call premiums and commercial mortgage loan prepayment fee revenues added $4.2 million of income before income taxes for the fourth quarter of 2013, compared to $2.5 million for the fourth quarter of 2012. Income before income taxes also increased $0.8 million for the fourth quarter of 2013 and $0.6 million for the fourth quarter of 2012 as a result of the change in fair values of the hedging assets and liabilities related to the Company’s equity-indexed annuity product.

Asset Management reported income before income taxes of $79.3 million for 2013, compared to $64.0 million for 2012. The increase was primarily due to higher administrative fee revenues and spread margin as a result of the increase in assets under administration and lower benefits to policyholders as a result of favorable mortality experience in the individual annuity business. In addition, bond call premiums and commercial mortgage loan prepayment fee revenues added $8.6 million of income before income taxes for 2013, compared to $6.6 million for 2012. Income before income taxes also increased $2.6 million for 2013 and $0.2 million for 2012 as a result of the change in fair values of the hedging assets and liabilities related to the Company’s equity-indexed annuity product.

Assets under administration, which include retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 13.8% to $24.70 billion at December 31, 2013, compared to $21.69 billion at December 31, 2012, primarily reflecting higher equity values for retirement plan assets under administration.

StanCorp Mortgage Investors originated $251.2 million of commercial mortgage loans for the fourth quarter of 2013 and $327.2 million of commercial mortgage loans for the fourth quarter of 2012. StanCorp Mortgage Investors originated $1.30 billion of commercial mortgage loans for 2013, a 10.0% increase compared to $1.18 billion of commercial mortgage loans originated for 2012. The increase in originations for 2013 was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $11.0 million for the fourth quarter of 2013, compared to a loss before income taxes of $12.5 million for the fourth quarter of 2012. Net capital losses were $2.8 million for the fourth quarter of 2013, compared to net capital losses of $1.9 million for the fourth quarter of 2012. The loss before income taxes excluding net capital losses was $8.2 million for the fourth quarter of 2013, compared to $10.6 million for the fourth quarter of 2012.

The Other category reported a loss before income taxes of $38.7 million for 2013, compared to a loss before income taxes of $60.4 million for 2012. Net capital losses were $15.7 million for 2013, compared to $8.7 million for 2012. The loss before income taxes excluding net capital losses were $23.0 million for 2013, compared to $51.7 million for 2012. The loss before income taxes for 2013 included lower operating expenses, higher net investment income and lower interest expense.

Operating expenses for the Other category were reduced by $20.6 million for the first half of 2013 due to the amendment of the Company’s postretirement medical plan.

Net investment income for 2013 was $16.1 million, compared to $10.2 million for 2012, primarily due to higher invested assets allocated to the Other category.

On August 10, 2012, the Company issued $250 million of 5.00%, 10-year senior notes. On September 28, 2012, the Company used the net proceeds from the issuance to repay the Company’s $250 million of 6.875%, 10-year senior notes due October 1, 2012. The overlap of the outstanding senior notes and the higher interest rate on the repaid senior notes resulted in higher interest expense in the Other category for 2012 of approximately $5 million compared to 2013.

Cash and Investments

At December 31, 2013, the Company’s total cash and investments consisted of 54.1% fixed maturity securities, 41.1% commercial mortgage loans, 2.9% cash and cash equivalents, and 1.9% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at December 31, 2013.

At December 31, 2013, commercial mortgage loans in the Company’s investment portfolio totaled $5.41 billion on approximately 6,530 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.28% and 0.40% of the portfolio balance at December 31, 2013 and 2012, respectively.

Capital and Book Value

The Company’s available capital increased $115 million to approximately $535 million at December 31, 2013 compared to September 30, 2013. The increase was primarily due to income from its insurance subsidiaries and a lower risk-based capital (“RBC”) requirement for the fourth quarter of 2013, partially offset by share repurchases and an allocation for expected annual interest and shareholder dividends. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target RBC ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was estimated to be 398% at December 31, 2013.

The Company’s book value per share decreased 0.1% from $48.83 at December 31, 2012, to $48.79 at December 31, 2013, primarily due to the decrease in AOCI. AOCI decreased $174.6 million from December 31, 2012, primarily due to a decrease in net unrealized gains in the Company’s fixed maturity securities portfolio related to higher market interest rates. The Company’s book value per share excluding AOCI increased 9.2% from $41.87 at December 31, 2012, to $45.73 at December 31, 2013 (see discussion of non-GAAP financial measures below). During the fourth quarter of 2013, the Company paid an annual dividend of $1.10 per share, an 18.3% increase compared to the annual dividend of $0.93 per share for 2012. The increase represents the fourteenth consecutive annual increase to the shareholder dividend and reflects the Company’s strong capital position and higher earnings.

Share Repurchases

For the fourth quarter of 2013, the Company repurchased 193,721 shares at a total cost of $11.4 million, which reflects a volume weighted-average price per share of $58.98. For 2013, the Company repurchased 1,644,488 shares at a total cost of $82.3 million, which resulted in a volume weighted-average price of $50.07. At December 31, 2013, the Company had 1.4 million shares remaining under its repurchase authorization, which expires December 31, 2014. Diluted weighted-average shares outstanding were 44,493,139 for the fourth quarter of 2013, compared to 44,387,650 for the fourth quarter of 2012 and 44,527,405 for 2013, compared to 44,359,891 for 2012.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 30, 2014, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter 2013 results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 21, 2014.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 13573510. The telephone replay will be available through February 7, 2014.

Forward-Looking Information

Some of the statements contained in this earnings release, including guidance, estimates, projections, statements related to business plans, strategies, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Premiums:
Insurance Services	$527.5	$532.1	$2,117.4	$2,157.2
Asset Management	1.1	1.7	6.9	6.7

Total premiums	528.6	533.8	2,124.3	2,163.9

Administrative fees:
Insurance Services	4.4	3.5	15.3	13.9
Asset Management	32.2	29.7	124.9	118.8
Other	(4.6)	(4.7)	(18.6)	(18.0)

Total administrative fees	32.0	28.5	121.6	114.7

Net investment income:
Insurance Services	79.7	85.5	320.6	339.7
Asset Management	75.8	68.6	293.2	278.6
Other	5.3	3.5	16.1	10.2

Total net investment income	160.8	157.6	629.9	628.5

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.1)	—	(1.1)	(3.2)
All other net capital losses	(2.7)	(1.9)	(14.6)	(5.5)

Total net capital losses	(2.8)	(1.9)	(15.7)	(8.7)

Total revenues	718.6	718.0	2,860.1	2,898.4

Benefits and expenses:
Benefits to policyholders	394.5	444.7	1,655.4	1,793.0
Interest credited	45.6	41.0	176.4	171.3
Operating expenses	118.3	114.6	442.6	470.5
Commissions and bonuses	51.4	47.4	207.9	203.7
Premium taxes	7.6	8.9	35.3	37.5
Interest expense	8.7	8.6	34.4	39.9
Net decrease (increase) in deferred acquisition costs, value of business acquired and other intangible assets	0.1	1.0	(4.9)	(0.9)

Total benefits and expenses	626.2	666.2	2,547.1	2,715.0

Income (loss) before income taxes:
Insurance Services	83.9	48.0	272.4	179.8
Asset Management	19.5	16.3	79.3	64.0
Other	(11.0)	(12.5)	(38.7)	(60.4)

Total income before income taxes	92.4	51.8	313.0	183.4
Income taxes	27.4	13.4	84.5	44.9

Net income	$65.0	$38.4	$228.5	$138.5

Net income per common share:
Basic	$1.48	$0.87	$5.16	$3.13
Diluted	1.46	0.87	5.13	3.12
Weighted-average common shares outstanding:
Basic	44,051,958	44,344,307	44,243,364	44,283,771
Diluted	44,493,139	44,387,650	44,527,405	44,359,891

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31,	December 31,
	2013	2012
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,811.9 and $6,517.7)	$7,120.5	$7,190.7
Commercial mortgage loans, net	5,405.1	5,267.4
Real estate, net	65.7	95.5
Other invested assets	196.5	175.5

Total investments	12,787.8	12,729.1
Cash and cash equivalents	379.3	160.7
Premiums and other receivables	118.2	123.0
Accrued investment income	106.8	109.3
Amounts recoverable from reinsurers	988.1	972.4
Deferred acquisition costs, value of business acquired and other intangible assets, net	371.3	346.5
Goodwill	36.0	36.0
Property and equipment, net	84.7	90.7
Other assets	127.9	69.3
Separate account assets	6,393.2	5,154.3

Total assets	$21,393.3	$19,791.3

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,846.9	$5,843.2
Other policyholder funds	6,051.6	5,531.1
Deferred tax liabilities, net	64.7	148.1
Short-term debt	1.5	1.0
Long-term debt	551.9	551.4
Other liabilities	330.7	393.2
Separate account liabilities	6,393.2	5,154.3

Total liabilities	19,240.5	17,622.3

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,126,389 and 44,419,448 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	68.0	89.6
Accumulated other comprehensive income	134.7	309.3
Retained earnings	1,950.1	1,770.1

Total shareholders’ equity	2,152.8	2,169.0

Total liabilities and shareholders’ equity	$21,393.3	$19,791.3

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	66.3%	72.4%	68.8%	72.9%
Individual Disability	45.1	57.1	50.0	50.4
% of total premiums:
Employee Benefits (including interest credited)	76.1%	83.7%	78.9%	83.9%
Individual Disability	57.5	73.8	63.9	65.8

Reconciliation of non-GAAP financial measures:
Net income	$65.0	$38.4	$228.5	$138.5
After-tax net capital losses	(1.3)	(1.1)	(9.4)	(5.4)

Net income excluding after-tax net capital losses	$66.3	$39.5	$237.9	$143.9

Net capital losses	$(2.8)	$(1.9)	$(15.7)	$(8.7)
Tax benefit on net capital losses	(1.5)	(0.8)	(6.3)	(3.3)

After-tax net capital losses	$(1.3)	$(1.1)	$(9.4)	$(5.4)

Net income per diluted common share:
Net income	$1.46	$0.87	$5.13	$3.12
After-tax net capital losses	(0.03)	(0.02)	(0.21)	(0.12)

Net income excluding after-tax net capital losses	$1.49	$0.89	$5.34	$3.24

Shareholders’ equity			$2,152.8	$2,169.0
Accumulated other comprehensive income			134.7	309.3

Shareholders’ equity excluding accumulated other comprehensive income			$2,018.1	$1,859.7

Net income return on average equity			10.6%	6.7%
Net income return on average equity (excluding accumulated other comprehensive income)			11.8	7.7
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			12.3	8.0

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$90.5	$32.7	$272.8	$182.3
Net gain from operations after federal income taxes and before realized capital gains (losses)	75.1	22.8	197.9	138.8

			December 31,	December 31,
			2013	2012
Capital and surplus			$1,359.0	$1,259.6
Asset valuation reserve			127.5	117.5